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UPSTREAM BIOSCIENCES ANNOUNCES APPOINTMENT OF DR. GEERT CAUWENBERGH TO ITS BOARD OF DIRECTORS

--Geert Cauwenbergh Brings Over 20 Years of Successful Big Pharma and Biotech Clinical Development and Commercialization Experience to Upstream--

Vancouver, British Columbia– March 25, 2008 – Upstream Biosciences Inc. (OTCBB: UPBS) today announced the appointment of Geert Cauwenbergh, Ph.D., to its Board of Directors. Dr. Cauwenbergh is the founder of Barrier Therapeutics, Inc., and has been its CEO for the past six years. He has more than 20 years’ experience in international research, clinical drug development and new product commercialization for both specialty pharmaceuticals and anti-infectives at both pharmaceutical and biotechnology companies, including Johnson & Johnson (J&J) and the Janssen Research Foundation.

"Geert has a distinguished record of achievement leading biomedical research and commercial operations in both entrepreneurial settings and in global pharmaceutical firms, and we expect he will be of great assistance as we solidify our position as an emerging leader in the development of novel drugs for tropical parasitic diseases, ” said Joel L. Bellenson, Chief Executive Officer of Upstream. “Geert’s broad experience in the development and marketing of anti-infective therapeutics and specialty pharmaceuticals and his contacts throughout the global industry should be invaluable to Upstream as we advance our drug candidates through preclinical development towards clinical trials.”

In 2001, Dr. Cauwenbergh founded Barrier Therapeutics, Inc., a pharmaceutical company developing and commercializing products in the field of dermatology, and he subsequently led Barrier’s successful IPO. The products that the company markets in the U.S.A include several with anti-infective properties, and it has a broad development pipeline of dermatology drug candidates. Prior to Barrier, Dr. Cauwenbergh was Vice President of Technology of the Johnson & Johnson Consumer and Personal Care Products Companies, leveraging intellectual property owned by J&J to launch new companies and businesses. Previously, Dr. Cauwenbergh served as Vice President of Research & Development of the J&J Consumer Companies Worldwide, Vice President of Product Development and a member of the Management Board of the U.S. J&J Consumer Company and Director of the Corporate Skin Care Council of J&J. He also was a member of the J&J Business Development Council.

Earlier in his career at Janssen Pharmaceutica in Belgium, Dr. Cauwenbergh was the International Director of Clinical R&D, Dermatology and Infectious Diseases at the Janssen Research Foundation. Dr. Cauwenbergh also serves on the Board of Directors of Ablynx, a development stage biotechnology company traded on the Euronext. He has authored over 100 publications and co-authored several books. Dr. Cauwenbergh received a Ph.D. in medical sciences from the Catholic University of Leuven, Faculty of Medicine, where he also completed his Master’s and undergraduate work.

“Upstream’s novel computational approach to drug discovery has already generated promising early stage compounds with interesting potential for the treatment of common and devastating parasitic diseases, including leishmaniasis, African sleeping sickness and malaria,” said Dr. Cauwenbergh. “I am impressed by the global network of partners the company is assembling to advance the development of these compounds rapidly and cost effectively. I look forward to working with Upstream management, who bring a great deal of entrepreneurial experience in computational biomedicine to the task, as well as a demonstrated commitment to working on the ground, in partnership with local researchers, disease experts and business leaders, to develop its promising drug candidates.”

The company also announced the resignations of former Upstream Board members Dr. Dale Pfost and Mr. Philip Rice, who resigned from the Board of Directors to devote more time to other professional commitments.

About Upstream Biosciences, Inc.

Founded in 2004, Upstream Biosciences is a pioneer in the discovery and development of novel compounds for tropical parasitic diseases and in the development of genetic diagnostics for cancer susceptibility and drug response. Upstream's innovative approach to drug discovery and its proprietary data mining pipeline enable it to apply advanced computational approaches to generating novel drug candidates and to locating and analyzing the genetic variations important to disease progression and drug response. For more information, visit www.upstreambio.com.

Notice Regarding Forward-Looking Statements: This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that: (i) the Company may advance its drug candidates through preclinical development towards clinical trials; and (ii) the Company’s proprietary data mining pipeline may enable it to apply advanced computational approaches to generating novel drug candidates and to locating and analyzing the genetic variations important to disease progression and drug response. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the risk that the Company does not execute its business plan; (ii) the inability of the Company to keep pace with technological advancements in the field of genetic diagnostics and the treatment of tropical parasitic diseases; (iii) the Company’s inability to adequately protect its intellectual property or the Company’s inadvertent infringement of third party intellectual property; (iv) the Company not being able to retain key employees; (v) competitors providing better or cheaper products and technologies; (vi) markets for the Company’s products not developing as expected; (vii) the Company’s inability to finance its operations or growth; (viii) inability to obtain all necessary government and regulatory approvals; (ix) the inability to effectively market and commercialize the Company’s technologies, including the establishment of viable relationships with third parties; and (x) the conference not proceeding as planned for any reason. These forward-looking statements are made as of the date of this news release and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company’s periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.